                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                    FORM U-3A-2
                                                  File No. 69-344

                                           Statement by Holding Company
                                       Claiming Exemption Under Rule U-3A-2
                                            from the Provisions of the
                                    Public Utility Holding Company Act of 1935

                                       To Be Filed Annually Prior to March 1

                                               EDISON INTERNATIONAL
                                                 (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

Page

1.  NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER
THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY
HOLDS AN INTEREST.

                                                  HOLDING COMPANY
                                                  ---------------

00     EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770.  It
       was organized principally to acquire and hold securities of other corporations for investment purposes.
       Edison International has the following subsidiaries:

                                               UTILITY SUBSIDIARIES
                                               --------------------

01     SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770.  SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern
       California, excluding the City of Los Angeles and certain other cities.  Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02        EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        Edison Material Supply LLC is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02        MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03            The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company
              (50%) and RME Holding Company (formerly Union Pacific Resources Group, Inc.) (50%) engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02        Mountainview Power Company LLC is a Delaware limited liability company that was acquired to complete, own and operate an electric generating power plant in Redlands, California.

02        SCE CAPITAL COMPANY (inactive Delaware corporation)

02        SCE Funding LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02        SCE Trust I is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust II is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust III is a Delaware business trust organized to act as a financing vehicle.

02        SCE UK Services Ltd. (inactive United Kingdom private limited company) [dissolved 06/29/2004]

02        SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                                              NONUTILITY SUBSIDIARIES
                                              -----------------------

01     EDISON DRIVES ELECTRIC (inactive California corporation) [dissolved 10/27/2004]

01     EDISON INSURANCE SERVICES, INC. is a Hawaii corporation having its principal executive office at 745 Fort
       Street, Suite 800, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01     EDISON VENTURES (inactive California corporation) [dissolved 03/02/2004]

02        EDISON TRANSENERGY (inactive California corporation) [dissolved 03/02/2004]

01     EIX Trust I is a Delaware business trust that acted as a financing vehicle. [cancelled on debt retirement
       12/20/2004]

01     EIX Trust II is a Delaware business trust that acted as a financing vehicle. [cancelled on debt retirement
       11/30/2004]

01     EIX Trust III is a Delaware business trust organized to act as a financing vehicle.

01     EDISON MISSION GROUP INC. (formerly The Mission Group) is a Delaware corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies.  The subsidiaries of Edison Mission Group Inc. are as follows:

02        EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Enterprises are as follows:

03            EDISON SOURCE is a California corporation having its principal place of business at 18101 Von
              Karman Avenue, Suite 1700, Irvine, California 92612-1046, which owns the stock of its subsidiaries.  The majority of the assets of Edison Source were sold to its former management in
              October 2001.  It is engaged in the business of selling, installing and servicing rapid battery charging products for the electric fork lift market.

04               Edison Source Norvik Company is a Canadian company having its principal place of business at
                 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2.  It is principally engaged in the business of research and development, and manufacturing of rapid battery charging projects for the electric fork lift market.

04               G.H.V. REFRIGERATION, INC. (inactive California corporation)

02        EDISON O&M SERVICES (inactive California corporation)

02        EDISON TECHNOLOGY SOLUTIONS (inactive California corporation) [dissolved 10/06/2004]

03            EDISON EV (inactive California corporation) [dissolved 10/26/2004]

02        Facilichem, Inc., is a California corporation having its principal place of business at 333 Ravenswood
          Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes.  Edison Mission Group Inc. has a 10% ownership interest.

02        EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman
          Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged in the business of providing capital and financial services in energy and infrastructure projects and affordable housing projects.  Edison
          Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries.  The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     Edison Capital Europe Limited (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England W1X 5DH
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated; see listing under Edison Housing
       Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 22.79% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing
          Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            3790 Wisconsin Street Partners LP (Wisconsin III) 99.9% [SOLD]
05            Aaron Michael Associates LP 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05            Auburn Manor L.L.C. 50% GP
06               Auburn Manor LP 1%
05            Bartlett Hill Associates LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99.9%
05            Conejo Valley Community Housing Associates (Community House Apartments) 99%
05            Diamond Creek Apartments LP 99.9%
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP (Ledges/Pinebrook) 99%
07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%
07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 48%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%
07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 49.5%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%

05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III LP 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            ECH Investor Partners VI-A LP 1%GP
06               Edison Capital Housing Partners VI LP 61.8166%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99.9%
07                  Vista Verde Townhomes II LLC 99%
05            ECH Investor Partners VI-B LP 1%GP
06               Edison Capital Housing Partners VI LP 37.1834%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99.9%
07                  Vista Verde Townhomes II LLC 99%
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4187%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP (Verde Vista) 99%
07                  Fifth and Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
07                  Huff Avenue Associates LP 99%
07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%

05            ECHP INVESTMENT COMPANY
06               ECHP LLC 99.999%GP
07                  Edison Capital Housing Partners XVI LP 0.01%GP
08                      Bouquet Canyon Seniors LP 99.9%
08                      Eugene Hotel LP 99.9%
08                      Hilltop Farms LP 99.9%
08                      KDF Park Glenn LP (Park Glenn) 99%
08                      KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
08                      King Road Associates LP 99.9%
08                      LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
08                      Red Lake LP #1 99.9%
08                      Southern Hotel LP 99.9%
07                  Edison Capital Housing Partners XVII LP 0.01%GP
08                      Antelope Associates LP 99%
08                      Baker Park Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Hercules Senior Housing Associates 99.9%
08                      La Terraza Associates LP (Carlsbad Villas at Camino Real) 99%
08                      Parkview Apartments Associates LP (Parkview/Sunburst) 99.9%
08                      Quebec Arms Apartments LP 99.9%
08                      Sky Parkway Housing Associates LP 99%
08                      Sunset Creek Partners LP 99%
08                      University Manor Apartments LP 99.9%
08                      Vista Verde Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVIII LP 0.01%GP
08                      Bracher Associates LP 99%
08                      Florin Woods Associates LP 99%
08                      Pinmore Associates LP 99.9%
08                      SD Regency Centre LP 99.9%
07                  Edison Capital Housing Partners XIX LP 0.01%GP
08                      Cochrane Village Apartments LP 99%
08                      CCS/Mount Vernon Housing LP (La Venture) 99.9%
08                      Ontario Senior Housing LP (Ontario Plaza) 98.9%
08                      Pecan Court Associates LP 99.9%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Rincon De Los Esteros Associates LP 99.9%
08                      KDF Santa Paula LP (Santa Paula) 99%
08                      Schoolhouse Court Housing Associates LP 99.9%
08                      Virginia Lane LP (Maplewood/Golden Glenn) 99.9%
08                      Winfield Hill Associates LP 99%
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP
07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%
07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa Pacifica) 99%

07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens) 99.9%
07                  Auburn Manor Apartments LP 99%
07                  Barnsdall Court LP (Villa Mariposa) 99.9%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP (Carson Street) 98%
07                  Casa Rampart LP (Rampart Apartments) 99.9%
07                  Davis MHA Twin Pines Community Associates LP (Northstar Apartments) 99.9%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place) 99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association LP 99.99%
07                  Heritage Partners LP 99.9%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci) 99.9%
07                  President John Adams Manor Apartments LP 99.9%
07                  Riverwalk Apartments, Ltd. (Colorado) 99.8%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 99.9%
07                  Women's Westlake LP (Dorothy Day) 99.9%
06               Edison Capital Housing Partners XIV LP 7.6118%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%
07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%

07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%
05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.3877%LP
07                  Edison Capital Housing Partners VI LP 61.8166%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99.9%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 99%LP
07                  Edison Capital Housing Partners VI LP 37.1834%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99.9%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinnati Ravenwood Apartments LP 0.95%GP
05            Edison Capital Housing Partners V LP 16.18%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 98.9%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%

05            Edison Capital Housing Partners VI LP 1%GP
06               Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
06               Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
06               Altamont Hotel Associates LP 99%
06               Bradley Manor Senior Apartments LP 99%
06               Double X Associates 1995 LP (Terrace Manor) 99%
06               Hamilton Place Apartments LP (Larkin Place) 99%
06               Hamilton Place Senior Living LP 99%
06               Hearthstone Group 3 LP (Evergreen Court) 99%
06               KDF Malabar LP 99%
06               LINC-Bristol Associates I, LP (City Gardens) 99%
06               MAS-WT, LP (Washington Terrace) 99%
06               Northwood Manor Associates LP 99%
06               Silver Lake Properties LP 99%
06               University Park Properties LP 99%
06               Upland Senior Housing LP (Coy D. Estes) 99%
06               Vista Properties LLC (Vista View) 99.9%
06               Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING MANAGEMENT
05            EDISON CAPITAL HOUSING NEW JERSEY [dissolved]
              [owned 6.16% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING PENNSYLVANIA [dissolved]
              [owned 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP)
              55.52% [Also owned 0.08% by Edison Funding Company and 44.40% by Edison Housing Consolidation Co.,
              where Omicron subsidiaries are listed.]
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%

09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99.9%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Florence Apartments LLC 99%
05            Josephinum Associates LP, The (Washington partnership) 99%
05            Kennedy Lofts Associates LP (Massachusetts partnership) 99%
05            Lovejoy Station LP 99.9%
05            Madison/Mollison LP (Park Mollison) 99.9%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%
05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%

05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               West Capital Courtyard LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Colina Vista LP 99%
06               ECH/HFC GP Partnership No. 2 43.3%GP
07                  Edison Capital Housing Partners VIII LP 18.5396%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               ECH/HFC GP Partnership No. 1 50.44%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron
                    GP) 44.40% [also owned 0.08% by Edison Funding Company and 55.52% by Edison Capital Housing
                    Investments]
08                      16th and Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%
08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Cincinnati Ravenwood Apts. LP 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%

08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%GP
09                         Olive Court Housing Associates LP 1.1%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP (Academy Street) 99%
08                      Elizabeth West and East LP 99%
08                      Farm (The) Associates LP 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%
08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         West Capital Courtyard LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Colina Vista LP 99%
09                         ECH/HFC GP Partnership No. 2 43.3%GP
10                            Edison Capital Housing Partners VIII LP 18.5396%GP
11                               Catalonia Associates LP 99%
11                               Ohlone Housing Associates LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%
09                         Klamath Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware partnership) 99%LP
08                      Neary Lagoon Partners LP 99%
08                      North Park Village II LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 98.9%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat) 99%
08                      South Winery Associates LP (The Winery Apartments) 99%
08                      Stoney Creek Associates LP 99%
08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%

08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MHICAL 96 LP 99%
07                  ECH/HFC GP Partnership No. 1 50.44%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP
09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 36.47%GP
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               MHICAL 97 LP 99%
07                  ECH/HFC GP Partnership No. 1 14.66%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP
09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 33.05%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               ECH/HFC GP Partnership No. 1 14.66%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%

08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Garnet Housing Associates LP 99%
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%
06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%
06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd and Reed) 99%
06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon Palms) 99%
05            MISSION HOUSING ALPHA
06               LL Housing LLC 24.5%
07                  Laurel Lakes LP 1%
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP

05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%
06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER [dissolved]
              [owned 5.67% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON
              [owns 0.54% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Storm Lake Power Partners I LLC (1%) [See 4.EC08]
05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware partnership) 1%GP
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%

09                         Pacifica Community Associates LP (Villa Pacifica) 99.9%
09                         Persimmon Associates LP (Persimmon Tree) 99%
09                         Providence-Brown Street Housing LP (Brown Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%
09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%
09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation) (New Jersey partnership) 99%
05            MISSION HOUSING ZETA [dissolved]
              [owned 5.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            OL Hope LP (Olympic Hope) 99.9%
05            Olive Court Apartments LP 98.9%
05            Pacific Vista Las Flores LP (Vista Las Flores) 99.9%
05            Palmer Heights, LLC 99.9%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Post Office Plaza LP (Ohio partnership) 99%
05            San Martin de Porres LP 99.9%
05            Tabor Grand LP (Colorado partnership) 99%
05            Terra Cotta Housing Associates LP 99.9%
05            West Valley Hart LP (Hart and Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP) 0.08%
          [also owned 55.52% by Edison Capital Housing Investments and 44.40% by Edison Housing Consolidation Co.]
05            Cincinnati Ravenwood Apts, LP 99%
05            EDISON FUNDING OLIVE COURT 100%
06               Olive Court Housing Associates LP 1.1%
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            Edison Capital (Bermuda) Investments, Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited (equity) 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital International (Bermuda) Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%

07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10                            Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La
                              Paz, Bolivia
10                            Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
10                            Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian service company)
                              Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 22.7%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La Paz,
                    Bolivia
07                  Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company)
                    [See 4.EC01]
                    Address:  Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]
                    Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
05            EDISON CAPITAL LATIN AMERICAN INVESTMENTS HOLDING COMPANY (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital (Netherlands) Holdings Company B.V.
              Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
06               Edison Capital (Netherlands) Investments B.V.
                 Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            MISSION FUNDING DELTA
05            MISSION FUNDING NU
06               EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [See 4.EC04]
                 Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                 Wilmington, Delaware 19890-0004
05            Mission Investments, Inc. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building, Havensight, 2nd Floor, St. Thomas, U.S. Virgin
              Islands
05            Mission (Bermuda) Investments, Ltd. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA

04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Mission Minnesota Wind, LLC
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
06               Bisson Windfarm, LLC 95%LP [See 4.EC09]
07                  DanMar Transmission LLC 19.9%LP
06               Boeve Windfarm, LLC 99%LP [See 4.EC10]
06               CG Windfarm, LLC 99%LP [See 4.EC11]
07                  DanMar Transmission LLC 19.9%LP
06               Fey Windfarm, LLC 99%LP [See 4.EC12]
06               K-Brink Windfarm, LLC 99%LP [See 4.EC13]
06               TG Windfarm, LLC 99%LP [See 4.EC14]
07                  DanMar Transmission LLC 19.9%LP
06               Tofteland Windfarm, LLC 91%LP [See 4.EC15]
07                  DanMar Transmission LLC 19.9%LP
06               Westridge Windfarm, LLC 92%LP [See 4.EC16]
07                  DanMar Transmission LLC 19.9%LP
06               Windcurrent Farms, LLC 99%LP [See 4.EC17]
06               DanMar Transmission LLC 0.5%LP
06               Carstensen Wind LLC 99%LP [See 4.EC18]
07                  West Pipestone Transmission LLC 19.9%LP
06               Greenback Energy LLC 99%LP [See 4.EC19]
07                  West Pipestone Transmission LLC 19.9%LP
06               Lucky Wind LLC 99%LP [See 4.EC20]
07                  West Pipestone Transmission LLC 19.9%LP
06               Northern Lights Wind LLC 99%LP [See 4.EC21]
07                  West Pipestone Transmission LLC 19.9%LP
06               Stahl Wind Energy LLC 99%LP [See 4.EC22]
07                  West Pipestone Transmission LLC 19.9%LP
06               West Pipestone Transmission LLC 0.5%LP
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]

02        MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von
          Karman Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments.  The subsidiaries and partnerships of Mission Land Company are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of
          California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (inactive)
03     Centrelake Partners, LP (limited partnership) 98%LP (inactive)
03     IRWINDALE LAND COMPANY (inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO. (inactive)
04        Centrelake Partners, LP (limited partnership) 2%GP (inactive)
04        Mission Vacaville LP (limited partnership) 1%GP (inactive)
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03     Mission-Oceangate 75%GP (inactive)
03     MISSION/ONTARIO, INC. (inactive)
03     MISSION SOUTH BAY COMPANY (inactive)
04        Mission-Oceangate 25%GP (inactive)
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (inactive)
03     Mission Vacaville LP (limited partnership) 99%LP (inactive)

02        MISSION POWER ENGINEERING COMPANY is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiary of Mission Power
          Engineering Company is listed below.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive California corporation)

02        MISSION ENERGY HOLDING COMPANY is a Delaware corporation having its principal place of business at 2600
          Michelson Drive, Suite 1700, Irvine, California 92612.  Mission Energy Holding Company owns the stock of Edison Mission Energy and also acts as a financing vehicle.

03     EDISON MISSION ENERGY is a Delaware corporation having its principal place of business at 18101 Von Karman
       Avenue, Suite 1700, Irvine, California 92612-1046.  Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978.  Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy
       Policy Act of 1992.  In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments.  The subsidiaries and partnerships of
       Edison Mission Energy are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as
       Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
04     AGUILA ENERGY COMPANY (LP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 49.5% of 53%
04     ANACAPA ENERGY COMPANY (GP)
05        Salinas River Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     ARROWHEAD ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 50%LP; 100% w/ Thorofare, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     BALBOA ENERGY COMPANY (GP) (inactive)
05        Smithtown Cogeneration, L.P. (Delaware limited partnership) (inactive) 50%; 100% w/ Kingspark
04     BLUE RIDGE ENERGY COMPANY (GP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Bretton Woods
04     BRETTON WOODS ENERGY COMPANY (GP and LP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware LP) (inactive) 50%; 100% w/ Blue Ridge
04     CAMINO ENERGY COMPANY (GP)
05        Watson Cogeneration Company (California general partnership) 49%
          Address:  22850 South Wilmington Avenue, Carson, CA 90749
04     CENTERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Ridgecrest
04     CHESAPEAKE BAY ENERGY COMPANY (GP) (inactive)
05        Delaware Clean Energy Project (Delaware general partnership) (inactive)50%
04     CHESTER ENERGY COMPANY
04     CLAYVILLE ENERGY COMPANY (inactive)
05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/Coronado
04     COLONIAL ENERGY COMPANY [Dissolved 06/08/2004]
04     CORONADO ENERGY COMPANY (inactive)
05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% with Clayville
04     CRESCENT VALLEY ENERGY COMPANY [Dissolved 10/26/2004]
04     DEL MAR ENERGY COMPANY (GP)
05        Mid-Set Cogeneration Company (California general partnership) 50%
          Address:  13705 Shalae Road, Fellows, CA 93224
04     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation)[Dissolved 06/08/2004]

04     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
04     DEVEREAUX ENERGY COMPANY (LP) [Dissolved 06/08/2004]
04     EAST MAINE ENERGY COMPANY [Dissolved 06/08/2004]
04     EDISON ALABAMA GENERATING COMPANY [Dissolved 10/26/2004]
04     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
04     EDISON MISSION ENERGY FUEL
05        EDISON MISSION ENERGY OIL & GAS [SOLD 01/07/2004]
06            Four Star Oil & Gas Company (Delaware corporation) 35.84% [SOLD 01/07/2004]
              Address:  200 Westchester Avenue, White Plains, NY 10650
05        EDISON MISSION ENERGY PETROLEUM
05        POCONO FUELS COMPANY (inactive)
05        SOUTHERN SIERRA GAS COMPANY (inactive)
04     Edison Mission Energy Asia Pacific Pte. Ltd. (Singapore company) 100%
       Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
04     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
04     Edison Mission Energy Interface Ltd. (Canadian corporation)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
05        The Mission Interface Partnership (Province of Ontario general partnership) 50%
04     EDISON MISSION ENERGY SERVICES, INC. [formerly Edison Mission
       Energy Fuel Services, Inc.] [PowerGen project]
04     EDISON MISSION FUEL RESOURCES, INC. (Delaware corporation) [Com Ed Project
04     EDISON MISSION FUEL TRANSPORTATION, INC. (Delaware corporation) [Com Ed Project]
04     EDISON MISSION MARKETING & TRADING, INC.
05        Midwest Generation Energy Services, LLC (Delaware LLC) (formerly CP Power Sales Eighteen, L.L.C.) 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
04     EDISON MISSION HOLDINGS CO. (formerly EME Homer City Holdings Co.)
05        CHESTNUT RIDGE ENERGY COMPANY 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 99%LP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
05        EDISON MISSION FINANCE CO. 100%
05        HOMER CITY PROPERTY HOLDINGS, INC. 100%
05        MISSION ENERGY WESTSIDE, INC. 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 1%GP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
04     EDISON MISSION OPERATION & MAINTENANCE, INC.
04     EDISON MISSION PROJECT CO. (formerly EME UK International, Inc.) (Delaware corporation) (inactive) 100%
       [held 100% of the issued and outstanding Class D shares of MEC International B.V. (0.01%)--see
       INTERNATIONAL section - SOLD MECI BV shares 12/16/2004]
04     EL DORADO ENERGY COMPANY (GP) [Dissolved 06/08/2004]
04     EME CP HOLDINGS CO. (Delaware corporation)
05        CP Power Sales Seventeen, L.L.C. (Delaware limited liability company)
05        CP Power Sales Nineteen, L.L.C. (Delaware limited liability company) (inactive)
05        CP Power Sales Twenty, L.L.C. (Delaware limited liability company) (inactive)
04     EME EASTERN HOLDINGS CO. (Delaware corporation)
05        Athens Funding, L.L.C. (Delaware limited liability company)
05        Citizens Power Holdings One, LLC (Delaware limited liability company)
06            CL Power Sales One, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Two, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Seven, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Eight, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Nine, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Ten, L.L.C. (Delaware LLC) 25%
05        CP Power Sales Twelve, L.L.C. (Delaware limited liability company)
04     EMOM SERVICES, INC. (Delaware corporation)
04     EMP, INC. (Oregon corporation) (GP and LP) (inactive)
05        GEO East Mesa Limited Partnership 50% [cancelled effective 04/30/2003]
04     FOUR COUNTIES GAS COMPANY [Dissolved 06/08/2004]
04     GLOBAL POWER INVESTORS, INC. (Delaware corporation)
04     Hancock Generation LLC (Delaware limited liability company) (inactive)

04     HOLTSVILLE ENERGY COMPANY (GP and LP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Madera
04     INDIAN BAY ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Santa Ana
04     JEFFERSON ENERGY COMPANY (GP and LP) [Dissolved 10/26/2004]
04     KINGS CANYON ENERGY COMPANY [Dissolved 06/08/2004]
04     KINGSPARK ENERGY COMPANY (GP and LP) (inactive)
05        Smithtown Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Balboa
04     LAGUNA ENERGY COMPANY (inactive)
04     LA JOLLA ENERGY COMPANY [Dissolved 06/08/2004]
04     LAKEVIEW ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Silver Springs
04     LEHIGH RIVER ENERGY COMPANY (inactive)
04     LONGVIEW COGENERATION COMPANY [Dissolved 10/26/2004]
04     MADERA ENERGY COMPANY (GP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware partnership) (inactive) 50%; 100% w/ Holtsville
04     MADISON ENERGY COMPANY (LP) (inactive)
04     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
05        COLLINS HOLDINGS EME, LLC (Delaware limited liability company) (inactive)
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
05        EDISON MISSION MIDWEST HOLDINGS CO. (Delaware corporation) 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION ENERGY FUEL SERVICES, LLC (Delaware limited liability company)
              Address:  One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION OVERSEAS CO. (Delaware corporation) (Com Ed project) 100%
              [merged into Edison Mission Midwest Holdings Co. 04/27/2004]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            Edison Mission Overseas Ltd. (UK company) (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            MIDWEST GENERATION, LLC (Delaware LLC) (Com Ed project) 100% [See 4.EME02]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3400, Chicago, Illinois 60605
              Crawford Station, 3501 South Pulaski Road, Chicago, IL 60608
              Collins Station, 4200 East Pine Bluff Road, Morris, IL 60623 [decommissioned 12/31/2004]
              Fisk Station, 1111 West Cermak Road, Chicago, IL 60608
              Joliet Station, 1800 Channahon Road, Joliet, IL 60436
              Powerton Station, 13082 East Manito Road, Pekin, IL 61554
              Waukegon Station, 10 Greenwood Avenue, Waukegan, IL 60087
              Will County Station, 529 East Romeo Road, Romeoville, IL 60441
07               MIDWEST FINANCE CORP. (Delaware corporation) 100%
                 Address:  One Financial Place, 400 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
04     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
04     Mission Capital, LP (Delaware limited partnership) 3%; MIPS partnership
04     MISSION DEL CIELO, INC. (Delaware corporation) 100%
05        Mission del Sol, LLC (Delaware limited liability company) 100%
06            Sunrise Power Company, LLC (Delaware LLC) 50% [EWG] [See 4.EME03]
              Address:  12857 Sunrise Power Road, Fellows, CA 93224
07               Mission De Las Estrellas LLC (Delaware corporation) 100%
04     MISSION/EAGLE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 2%GP; 100% w/ Arrowhead, Thorofare
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     MISSION ENERGY CONSTRUCTION SERVICES, INC.
04     MISSION ENERGY GENERATION, INC. (inactive)
04     MISSION ENERGY HOLDINGS, INC.
05        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
04     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. (Delaware corporation) [held 100% of the issued and outstanding Class A shares of MEC International B.V. (99.97%)--see INTERNATIONAL section--SOLD MECI BV share 12/16/2004]
05        Beheer-en Beleggingsmaatschappij Pego B.V. 100% (Netherlands company)
          Address:  Fred. Roeskestraat 123 1, 1076 EE Amsterdam, The Netherlands

05        Beheer-en Beleggingsmaatschappij Plogema B.V. 100% (Netherlands company)
          Address:  De Lairessestraat 111-115, 1075 HH Amsterdam, The Netherlands
06            Beheer-en Beleggingsmaatschappij Kameka B.V. (Netherlands company)
              Address:  De Lairessestraat 111-115, 1075 HH Amsterdam, The Netherlands
07               Edison Mission Millennium B.V. (Netherlands company) 100% [SOLD 01/10/2005]
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij Trepo B.V.) (Netherlands
                    company) 100% [SOLD 01/10/2005]
                    Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
09                      CBK Power Company Ltd. (Philippine limited partnership) (EQUITY) 49% [SOLD 01/10/2005]
                        Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig
                        City, Philippines [See 4.EME07]
08                  EME Kalayaan B.V. (formerly Beheer-en Beleggingsmaatschappij Hagra B.V.) (Netherlands
                    company) 100% [SOLD 01/10/2005]
                    Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
09                      CBK Power Company Ltd. (Philippine LP) (EQUITY) 1% [SOLD 01/10/2005]
                        Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig
                        City, Philippines [See 4.EME07]
07               Edison Mission Operation & Maintenance Services B.V. (Netherlands company) 100% [SOLD 01/10/2005]
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  Edison Mission Operation & Maintenance (Thailand) Company Limited (Thai company) 99.98%
                    Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok,
                    Thailand
08                  EME Philippines Services Corporation [formerly EME Philippines OandM Corporation]
                    (Philippines company) 100% [SOLD 01/10/2005]
                    Address:  Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
08                  Kalayaan Power Management Corporation (Philippines corporation) 50% [EWG] [See 4.EME08] [SOLD
                    01/10/2005]
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines
06            EME Tri Gen B.V. 100% (Netherlands company)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (EQUITY) 25%
                 [See 4.EME11] [SOLD 02/03/2005]
                 Address:  Grand, Amarin Tower, 16th Floor, New Petchburi Road, Ratchathewi, Bangkok 10320
                 Thailand
06            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corporation) (Project company) 80% [See
                 4.EME15]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (OandM company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
05        Caresale Services Limited (UK company) 49%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Edison First Power Holdings II (UK company) 100% [PowerGen project]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Edison First Power Holdings I (UK company) 100% [PowerGen project]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Caresale Services Limited (UK company) 51%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Energy Generation Finance UK Plc (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Finance UK Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Investments, LLC (Delaware LLC) 100% (inactive)

05        EME Investments II, LLC (Delaware LLC) 100% (inactive)
05        EME SOUTHWEST POWER CORPORATION (Delaware corporation) (inactive) 100% [held 100% of the issued and outstanding Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section - SOLD MECI BV shares 12/16/2004]
05        EME UK International LLC (Delaware LLC) (inactive) 100% [held 100% of the issued and outstanding Class
          B stock of MEC International B.V. (0.01%)--see INTERNATIONAL section SOLD MECI BV shares 12/16/2004]
05        First Hydro Renewables Limited (formerly Celtic Offshore Wind Ltd.) (UK company) (inactive) 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
06            First Hydro Renewables Number 2 Limited (UK company) (inactive) 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
05        Lakeland Power Limited (UK company) (inactive) 100% [See 4.EME19]
          Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
05        Maplekey Holdings Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Ascot Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Buckingham Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Maplekey UK Finance Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Maplekey UK Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Limited (UK company) (inactive) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        MEC San Pascual B.V. (Netherlands company) 100%
          Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            San Pascual Cogeneration Company International B.V. 50%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
07               San Pascual Cogeneration Company (Philippines) Ltd (San Pascual Project) (EQUITY) 1%GP and 74%LP
                 Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala Ave, 1200 Makati City, Metro Manila,
                 Philippines
08            Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) (Netherlands
              company) (inactive) 50%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
05        Pego Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Pride Hold Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Lakeland Power Development Company Limited (UK company) (inactive) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Redbill Contracts Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
04     MISSION ENERGY INDONESIA [Dissolved 06/08/2004]
04     MISSION ENERGY MEXICO [Dissolved 06/08/2004]
04     MISSION ENERGY NEW YORK, INC. (GP and LP) [SOLD 03/31/2004]
05        Brooklyn Navy Yard Cogeneration Partners, LP (Delaware limited partnership) 50% [See 4.EME04] [SOLD
          03/31/2004]
          Address:  Flushing Avenue, Cumberland Street, Building 41, Brooklyn, NY 11205
04     Mission Energy Singapore Pte. Ltd. (Singapore company)
       Address:  1 Robinson Road, #17-00 AIA Tower, Singapore 048542
04     MISSION ENERGY WALES COMPANY (inactive)
05        Mission Hydro Limited Partnership (UK limited partnership) 30% [Liquidated 12/12/2004]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Victoria Generation Limited (UK company) 80.5% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

08                  Energy Capital Partnership (Australian partnership) 98% [SOLD 12/16/2004]
09                      Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
08                  Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                           Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
07               Energy Capital Partnership (Australia partnership) 1%LP [SOLD 12/16/2004]
08                  Enerloy Pty Ltd. (Australia company) 100% [SOLD 12/16/2004]
07               FHH (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                 Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands GY1 4HP
08                  FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
09                      Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Operation & Maintenance Limited (a United Kingdom
                        corporation) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      First Hydro Holdings Company (Australia partnership) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         First Hydro Company 100% [See 4.EME06] [SOLD 12/16/2004]
                           Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales
                           CH5 3XJ
11                         First Hydro Finance plc 100% [SOLD 12/16/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Energy Capital Partnership (Australia partnership) 1% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
07               VGL (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                 Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands GY1 4HP
08                  EME Victoria Generation Limited (UK company) 19.5% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Energy Capital Partnership (Australian partnership) 98% [SOLD 12/16/2004]
10                         Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
09                      Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                              Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
04     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP) (inactive)
05        Triple Cycle Partnership (Texas general partnership) (inactive) 50%
04     NORTH JACKSON ENERGY COMPANY [Dissolved 10/26/2004]
04     NORTHERN SIERRA ENERGY COMPANY (GP) (inactive)
05        Sobel Cogeneration Company (California general partnership) (inactive) 50%
04     ORTEGA ENERGY COMPANY (inactive)
04     PANTHER TIMBER COMPANY (GP) (inactive)
05        American Kiln Partners, LP (Delaware limited partnership) (inactive)2%

04     PARADISE ENERGY COMPANY (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Vista Energy
          Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     PLEASANT VALLEY ENERGY COMPANY (GP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/ Aguila
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 0.5% of 53%
04     QUARTZ PEAK ENERGY COMPANY (LP) [Dissolved 10/26/2004]
04     RAPID ENERGY LIMITED (UK company) 100% [SOLD 12/16/2004]
       Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Edison Mission Services Limited (UK company) 100% [SOLD 12/16/2004]
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
04     RAPIDAN ENERGY COMPANY (GP) (inactive)
04     REEVES BAY ENERGY COMPANY (GP and LP) (inactive)
05        North Shore Energy LP (Delaware limited partnership) (inactive) 50%; 100% w/ Santa Clara
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     RIDGECREST ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Centerport
04     RIO ESCONDIDO ENERGY COMPANY (inactive)
04     RIVERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ San Pedro
04     SAN GABRIEL ENERGY COMPANY (inactive)
04     SAN JOAQUIN ENERGY COMPANY (GP)
05        Midway-Sunset Cogeneration Company, LP (California general partnership) 50%
          Address:  3466 West Crocker Springs Road, Fellows, CA 93224
04     SAN JUAN ENERGY COMPANY (GP)
05        March Point Cogeneration Company (California general partnership) 50% [TM Star Fuel Company (50% owned by Southern Sierra Gas Company) merged into March Point on 01/16/2004.]
          Address:  655 South Texas Road, Anacortes, WA 98221
04     SAN PEDRO ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Riverport
04     SANTA ANA ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Indian
          Bay
04     SANTA CLARA ENERGY COMPANY (GP) (inactive)
05        North Shore Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Reeves Bay
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     SILVERADO ENERGY COMPANY (GP)
05        Coalinga Cogeneration Company (California general partnership) 50%
          Address:  32812 West Gate Road, Bakersfield, CA 93210
04     SILVER SPRINGS ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Lakeview
04     SONOMA GEOTHERMAL COMPANY [Dissolved 06/09/2004]
04     SOUTH COAST ENERGY COMPANY (GP) [Dissolved 06/09/2004]
04     SOUTHERN SIERRA ENERGY COMPANY (GP)
05        Kern River Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308
04     THOROFARE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 48%LP; 100% w/ Arrowhead, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     VIEJO ENERGY COMPANY (GP)
05        Sargent Canyon Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     VISTA ENERGY COMPANY (New Jersey corporation) (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Paradise Energy Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     WESTERN SIERRA ENERGY COMPANY (GP)
05        Sycamore Cogeneration Company (California general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308

EDISON MISSION ENERGY INTERNATIONAL COMPANIES [all foreign corporation names bold]:
05        MEC International B.V. (Netherlands company) (Holding Company 99.97% owned by Mission Energy Holdings
          International, Inc., a California corp. (owns 100% of Class A Shares), 0.01% by EME UK International
          LLC, a Delaware LLC (owns 100% of Class B shares), 0.01% by EME Southwest Power Corporation (owns 100%
          of Class C shares) and 0.01% by Edison Mission Project Co.  (owns 100% of Class D shares). [SOLD
          12/16/2004]
          Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Beheer-en Beleggingsmaatschappij Jydeno B.V. 100% (Netherlands company) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Vindoor Investments (Mauritius) Limited (Mauritius company) 10% [SOLD 12/16/2004]
                 Address:  BAI Building, 5th Floor, Pope Hennessey Street, Port Luis, Mauritius
08                  Coaltrade Services International Pte. Ltd. (Singapore company) 100% [SOLD 12/16/2004]
                    Address:  10 Anson Road, #18-12, International Plaza, Singapore 079903
06            EcoElectrica S.a.r.l. (Luxemburg company) [SOLD 12/16/2004]
              Address:  12-16, Avenue Monterey, L-2163 Luxembourg
07               EME del Caribe Holding GmbH (Austrian company) [SOLD 12/16/2004]
                 Address:  4020 Linz, Landstrasse 12, Austria
08                  EME del Caribe (Cayman Islands company) [SOLD 12/16/2004]
                    Address:  First Floor, Caledonian House, Mary St, George Town, Grand Cayman, Cayman Islands
09                      EcoElectrica Holdings, Ltd. (Cayman Islands company) 50% [SOLD 12/16/2004]
                        Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                         EcoElectrica Ltd. (Cayman Islands company) 100% [SOLD 12/16/2004]
                           Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
11                            EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 1% GP [See 4.EME20]
                              [SOLD 12/16/2004]
                              Address:  Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto
                              Rico 00918
10                         EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 99% LP [See 4.EME20]
                           [SOLD 12/16/2004]
                           Address:  Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto
                           Rico 00918
06            Edison Mission Advantage B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission LYB PEDS Pty Ltd (formerly Edison Mission De Laide Pty Ltd. (Australian company)
                 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Edison Mission Ausone Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 100%
              [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Edison Mission Energy Services B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               EME Australia Capital Pty. Ltd. (formerly EME Australia Finance Pty. Ltd.) 100% [SOLD 12/16/2004]
                 Address:  Level 20, HWT Tower, 40 City Road, Southbank,Victoria, 3006 Australia
06            Edison Mission Retail Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Utilities Pty. Ltd. (Australian company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia

06            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) (Netherlands company) 100% [SOLD
              12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Italian Vento Power Corporation 4 S.r.l. (Italian company) 50% [See 4.EME09] [SOLD 12/16/2004]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
06            Edison Mission Vendesi Pty Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia [SOLD 12/16/2004]
09                      EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo
                        B.V.) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                        Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
10                         Mission Energy Universal Holdings [formerly EME Universal Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Contact Energy Limited (New Zealand company) 0.624% [See 4.EME10] [SOLD 09/30/2004]
                              Address:  Level 1, Harbor City Tower, 29 Brandon Street, Box 10-742, Wellington,
                              New Zealand
11                            Mission Contact Finance Limited (New Zealand company) 100% [SOLD 09/30/2004]
                              Address:  Bell Gully, IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                            Mission Energy Five Star (New Zealand company) 100% [SOLD 09/30/2004]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
11                            Mission Energy Pacific Holdings [formerly EME Pacific Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage] [SOLD 09/30/2004]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New Zealand
12                               Contact Energy Limited (New Zealand company) 50.598%
                                 [See 4.EME11] [SOLD 09/30/2004]
06            EME Victoria B.V. 100% (Netherlands company) (inactive) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Global Generation B.V. 100% (Netherlands company) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Hydro Energy B.V. (Netherlands company) 10% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Iberica de Energias, S.L. (Spain company) 95.77% [See 4.EME12] [SOLD 12/16/2004]
                 Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain company) 91.32% [See 4.EME13] [SOLD
                    12/16/2004]
                    Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
06            Iberian Hy-Power Amsterdam B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Desarrollos Espana, S.L. (Spain company) 100% [SOLD 12/16/2004]
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007, Barcelona, Spain
07               Hydro Energy B.V. (Netherlands company) 90% [SOLD 12/16/2004]
08                  Iberica de Energias, S.L. (Spain company) 95.77% [See 4.EME12] [SOLD 12/16/2004]
09                      Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME13] [SOLD
                        12/16/2004]
07               Iberica de Energias, S.L. (Spain company) 4.23% [See 4.EME12] [SOLD 12/16/2004]
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME13] [SOLD
                    12/16/2004]
06            Latrobe Power Pty. Ltd. (Australian company) 99% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia

07               Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and
                 MEVALP 1%) [SOLD 12/16/2004]
08                  Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
09                      Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
                        Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
06            Latrobe Valley B.V. [formerly Beheer-en Beleggingsmaatschappij Botara B.V.] (Netherlands company)
              (LYB Peakers Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Valley Power Pty Ltd. (Australian company) (LYB Peakers Project) [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Loy Yang Holdings Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Edison Mission Energy Holdings Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Edison Mission Energy Australia Limited (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Latrobe Power Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
08                  Edison Mission Energy Australia Pilbara Power Pty. Ltd. (Australian company) (inactive) 100%
                    [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Kwinana Pty. Ltd. (Australian company) 100% (Operator of Kwinana Project) [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Loy Yang Pty. Ltd. (Australian company) 100% [SOLD
                    12/16/2004]
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844, Australia
08                  Mission Energy Holdings Superannuation Fund Pty. Ltd. (Australian company) (retirement fund required by Australia law) 100% [SOLD 12/16/2004]
08                  Mission Energy (Kwinana) Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Kwinana Power Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                        Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
10                         Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See 4.EME14]
                           [SOLD 12/16/2004]
                           Address:  James Court, Kwinana Beach 6167, Western Australia
07               Latrobe Power Pty. Ltd. (Australian company) 1% [SOLD 12/16/2004]
08                  Mission Victoria Partnership (Australian partnership) 52.31% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
07               Mission Energy Ventures Australia Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 1% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
07               Traralgon Power Pty. Ltd. (Australian company) 1% [SOLD 12/16/2004]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia

08                  Mission Victoria Partnership (Australian partnership) 46.69% [SOLD 12/16/2004]
09                      Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
10                         Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]
06            Majestic Energy Limited (UK company) [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Royale (New Zealand unlimited liability company) [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison Mission Energy Taupo Limited (New Zealand company) (inactive) 100% [SOLD 12/16/2004]
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
06            MEC IES B.V. (Netherlands company) (ISAB Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy Services S.r.l. 49% (Italian company) (services co ISAB Project) [SOLD 12/16/2004]
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR), Sicily, Italy
06            MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               P. T. Adaro Indonesia (Indonesian company) (EQUITY) 8.17% [SOLD 12/16/2004]
                 Address:  Suite 704, World Trade Centre, Jl. Jend. Sudirman Kav. 31, Jakarta 12920 Indonesia
06            MEC Indonesia B.V. (Netherlands company) 99% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Power (Mauritius corporation) (Branch office in India) (inactive) 100%
                 [SOLD 12/16/2004]
                 Address:  Louis Leconte Street, Curepipe, Mauritius
07               P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 44.7% [See 4.EME16] [SOLD
                 12/16/2004]
                 Address:  Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC International Holdings B.V. (Netherlands company) 100% [in liquidation] [Dissolved 12/15/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               MEC Indonesia B.V. (Netherlands company) 1% [SOLD 12/16/2004]
08                  Edison Mission Energy Power (Mauritius corporation) (Branch office in India) 100% [SOLD
                    12/16/2004]
08                  P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 44.7% [See 4.EME16] [SOLD
                    12/16/2004]
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 1% [SOLD 12/16/2004]
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box 78, Paiton 67291, Probolinggo, East Java,
                 Indonesia
06            MEC Java B.V. (formerly MEC India B.V) (Netherlands company) (Jojobera Project) 100% [SOLD
              12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Island Capital S.a.r.l. (Luxembourg company) 100% [SOLD 12/16/2004]
                 Address:  L-2636 Luxembourg, 12, rue Leon Thyes
08                  Edison Mission Energy Asia Pte. Ltd. (Singapore private company limited by shares) 100%
                    (EME's Regional Asia Pacific Headquarters) [SOLD 12/16/2004]
                    Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Energy Fuel Company Pte. Ltd. (Singapore company) 100% [SOLD 12/16/2004]
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Operation & Maintenance Services Pte. Ltd. (Singapore company) 100% [SOLD
                        12/16/2004]
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99% [SOLD
                        12/16/2004]
                        Address:  Jl. Gen. A Yani No. 54 Probolinggo, East Java, Indonesia
06            MEC Laguna Power B.V. (Netherlands company) (Malaya Project) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands

06            MEC Perth B.V. (Netherlands company) (Kwinana Project) 100% [SOLD 12/16/2004]
07               Kwinana Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
                 Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
08                  Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See 4.EME14] [SOLD
                    12/16/2004]
                    Address:  James Court, Kwinana Beach 6167, Western Australia
06            MEC Priolo B.V. (Netherlands company) (ISAB Project) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy S.r.l. (Italian company) (EQUITY) 99% of 49% (quota, not shares) [See 4.EME17] [SOLD
                 12/16/2004]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
06            MEC Sidi Krir B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Sumatra B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Wales B.V. (Netherlands company) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Mission Hydro Limited Partnership (UK limited partnership) 69% [Liquidated
                 12/12/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Victoria Generation Limited (UK company) 100% [SOLD 12/16/2004]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Energy Capital Partnership (Australian partnership 98% [SOLD 12/16/2004]
11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
10                         Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD
                           12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
12                               Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
                                 Address: Bartons Lane, Loy Yang, Victoria, Australia 3844
09                      Energy Capital Partnership (Australian partnership) 1%LP [SOLD 12/16/2004]
10                         Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
09                      FHH (Guernsey) Limited (Guernsey company) 100% (inactive) [SOLD 12/16/2004]
                        Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands
                        GY1 4HP
10                         FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
                           Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
11                            Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                              [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            First Hydro Holdings Company (UK company) 100% [SOLD 12/16/2004]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
12                               First Hydro Company (UK company) 100% [See 4.EME06] [SOLD 12/16/2004]
                                 Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
12                               First Hydro Finance plc (UK company) 100% [SOLD 12/16/2004]
                                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH
                                 England
09                      Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Energy Capital Partnership (Australian partnership) 1% [SOLD 12/16/2004]
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia

11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
09                      VGL (Guernsey) Limited (Guernsey company) 100% [SOLD 12/16/2004]
                        Address:  1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands
                        GY1 4HP
06            Mission Energy Company (UK) Limited (UK company) 100% [SOLD 12/16/2004]
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Derwent Cogeneration Limited (UK company) (EQUITY) 33% [See 4.EME18] [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Energy Limited (UK company) 100% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Mission Hydro (UK) Limited (UK company) 100% [SOLD 12/16/2004]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  FHH No. 2 Limited (UK company) 100% [SOLD 12/16/2004]
                    Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
08                  Mission Hydro Limited Partnership (UK limited partnership) 1%GP [Liquidated 12/12/2004]
09                      EME Generation Holdings Limited (UK company) 100% [SOLD 12/16/2004]
10                         EME Victoria Generation Limited (UK company) 100% [SOLD 12/16/2004]
11                            Energy Capital Partnership (Australian partnership 98% [SOLD 12/16/2004]
12                               Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
11                            Mission Energy Development Australia Pty Ltd. (Australian company) 100% [SOLD
                              12/16/2004]
12                               Gippsland Power Pty Ltd 100% [SOLD 12/16/2004]
13                                   Loy Yang B Joint Venture 49% [See 4.EME05] [SOLD 12/16/2004]
10                         Energy Capital Partnership (Australian partnership) 1%LP [SOLD 12/16/2004]
11                            Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
10                         FHH (Guernsey) Limited (Guernsey company) 100% (inactive) [SOLD 12/16/2004]
11                            FHH No. 1 Limited (UK company) 100% [SOLD 12/16/2004]
12                               Edison Mission Marketing and Services Limited (UK company) 100% [SOLD 12/16/2004]
12                               Edison Mission Operation & Maintenance Limited (UK company) 100% [SOLD
                                 12/16/2004]
12                               First Hydro Holdings Company (UK company) 100% [SOLD
                                 12/16/2004]
13                                   First Hydro Company (UK company) 100% [See 4.EME06] [SOLD 12/16/2004]
13                                   First Hydro Finance plc (UK company) 100% [SOLD 12/16/2004]
10                         Loyvic Pty. Ltd. (Australian company) 100% [SOLD 12/16/2004]
11                            Energy Capital Partnership (Australian partnership) 1% [SOLD
                              12/16/2004]
12                               Enerloy Pty Ltd. (Australian company) 100% [SOLD 12/16/2004]
06            Mission Energy Italia S.r.l. (Italian company) 100% Rep Office in Italy [SOLD 12/16/2004]
              Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
06            Mission NZ Operations B.V. (Netherlands company) 100% (inactive) [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Southwestern Generation B.V. (Netherlands company) (inactive) 100% [SOLD 12/16/2004]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Traralgon Power Pty. Ltd. (Australian company) 99% [SOLD 12/16/2004]
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and
                 MEVALP 1%) [SOLD 12/16/2004]
08                  Latrobe Power Partnership (Australian partnership) 99% [SOLD 12/16/2004]
09                      Loy Yang B Joint Venture 51% [See 4.EME05] [SOLD 12/16/2004]

2.  A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED
FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION,
TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING
PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION
FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE
ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF
SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of
1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.
None of Claimant's subsidiaries, other than SCE, is a public utility company.  SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 34 hydroelectric plants (plus two fishwater generators shown in the detail below) and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating
Station.  These plants are located in Central and Southern California.  Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island.  In addition, SCE owns three hydroelectric plants that are no longer operational and are in the process of being decommissioned.  SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear
Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four
Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities.  SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada.  Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,199.81 circuit miles of 33kV, 55kV, 66kV, 115kV and
161kV lines, 3,522.48 circuit miles of 220kV lines, and 1237.58 circuit miles of 500kV lines consisting of
1,039.59 miles in California, 85.94 miles in Nevada and 112.05 miles in Arizona.  SCE's distribution facilities consist of approximately 60,397.63 overhead circuit miles and 36,841.13 underground circuit miles, and 566 distribution substations, all of which are located in California.

3.  THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY
PUBLIC UTILITY COMPANIES:

(a)  NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS
DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  84,493,969,000 Kwh of electric energy sold at retail.
(2)  $6,913,457,836 of total revenues from such sales.

(b)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE
STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE
STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  3,741,817,000 Kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $161,655,856.85 of total revenues from such sales.

(d)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN
WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  4,061,277,496 Kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $400,625,423.47 of total expenses from such purchases.

4.  THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS
DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a)  NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY
COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT
RETAIL OF NATURAL OR MANUFACTURED GAS.

(b)  NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION
OF THE INTEREST HELD.

(c)  TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY
DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY
CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR
INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN
UTILITY COMPANY.

(d)  CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e)  IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A
SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH
AGREEMENT(S).

                                                  EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a)  Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 320,000 retail customers in La Paz and El Alto, Boliva.  Electropaz does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.09% indirect interest in
Electropaz.  IberBolivia de Inversiones, S.A. owns 89.55% of Electropaz and Banco Santander Central
Hispanoamericano S.A. owns a 10.45% interest.  Paz Holdings Ltd. owns 36.6% of IberBolivia de Inversiones, S.A.
and Iberdrola S.A. indirectly owns 63.4% of IberBolivia de Inversiones, S.A.  The voting securities of Paz
Holdings Ltd, are held 30.42% by Edison Capital International (Bermuda) Ltd., 43.22% by Andes Energy XII Ltd. and
26.36% by GE Capital Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital
Latin American Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect 7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $7.84 million.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $41,718,221
Net loss after taxes for 2003 = ($217,439)

(e)  There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a)  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 710, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 43,900 retail customers in the cities of
Oruro and Huaruni.  Elfeo does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.5% indirect interest in
Elfeo. IberBolivia de Inversiones, S.A. owns 92.84% of Elfeo, and four other entities own the remaining 7.16%
interest.  Paz Holdings Ltd. owns a 36.6% interest in IberBolivia de Inversiones, S.A., and Iberdrola S.A.
indirectly owns 63.4% of IberBolivia de Inversiones, S.A.  The voting securities of Paz Holdings Ltd. are held
30.42% by Edison Capital International (Bermuda) Ltd., 43.22% by Andes Energy XII Ltd. and 26.36% by GE Capital
Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital Latin American
Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect
7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $0.75 million.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $4,679,609
Net loss after taxes for 2003 = ($180,998)

(e)  There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a)  EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Alpha, which owns 100% of Mission Funding Mu.  EPZMFMT is a business trust created under the laws of the State of Delaware.  Mission Funding Mu is the 100% beneficial owner of the beneficial interest in
EPZMFMT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000.  Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding
Alpha.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $25,532,900
Net income after taxes for 2004 = $620,974

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a)  EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Delta, which owns 100% of Mission Funding Nu.  EPZMFNT is a business trust created under the laws of the State of Delaware.  Mission Funding Nu is the 100% beneficial owner of the beneficial interest in
EPZMFNT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000.  Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission
Housing Investments.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $57,167,873
Net income after taxes for 2004 = $1,516,111

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a)  Lakota Ridge, L.L.C. ("Lakota"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,099,080
Net loss after taxes for 2004 = ($399,885)

(e)  There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a)  Shaokatan Hills L.L.C. ("Shaokatan"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b)  Edison International owns 100% of Edison Misson Group Inc.; Edison Misson Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,565,725
Net loss after taxes for 2004 = ($370,932)

(e)  There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a)  Woodstock Hills L.L.C. ("Woodstock"), c/o DanMar and Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9%
interest.  DanMar and Associates owns a 0.1% interest and is the manager of the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,200,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $3,681,405
Net loss after taxes for 2004 = ($251,398)

(e)  There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE POWER PARTNERS I LLC [EWG]

(a)  Storm Lake Power Partners I LLC ("Storm Lake"), c/o Mission Iowa Wind Company, 18101 Von Karman Avenue,
Suite 1700, Irvine, CA 92612.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiaries, Mission Iowa Wind Company and Mission Housing Gamma, owns a 100% interest in Storm Lake.  The
Facility is operated by EMOM Services, Inc., and managed by Mission Iowa Wind Company.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Iowa Wind Company, made a capital contribution of $100,250,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $74,049,176
Net loss after taxes for 2004 = ($1,730,664)

(e)  EMOM Services, Inc., provides operation and maintenance services to the Storm Lake I project.  These services are being provided in accordance with an O&M Agreement which has been negotiated between Storm Lake I and EMOM Services, Inc., but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $1,023,000 for operation and maintenance services provided by EMOM Services, Inc.

Mission Iowa Wind Company provides management services to the Storm Lake I project.  These services are being provided in accordance with a Management Agreement which has been negotiated between Storm Lake I and Mission
Iowa Wind Company, but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $293,000 for management services provided by Mission Iowa Wind Company.

4.EC09  BISSON WINDFARM LLC [EWG]

(a)  Bisson Windfarm, L.L.C. ("Bisson"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Bisson is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 95% interest in Bisson and the local owner has a 5% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $945,125.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,030,971
Net income after taxes for 2004 = $38,464

(e)  There are no service, sales or construction contracts between Bisson and any system company.

4.EC10  BOEVE WINDFARM LLC [EWG]

(a)  Boeve Windfarm, L.L.C. ("Boeve"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Boeve is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Boeve and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,057,742.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,133,855
Net income after taxes for 2004 = $49,741

(e)  There are no service, sales or construction contracts between Boeve and any system company.

4.EC11  CG WINDFARM LLC [EWG]

(a)  CG Windfarm, L.L.C. ("CG"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

CG is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in CG and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,039,367.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,117,730
Net income after taxes for 2004 = $39,962

(e)  There are no service, sales or construction contracts between CG and any system company.

4.EC12  FEY WINDFARM LLC [EWG]

(a)  Fey Windfarm, L.L.C. ("Fey"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Fey is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Fey and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,066,031.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,113,342
Net income after taxes for 2004 = $39,697

(e)  There are no service, sales or construction contracts between Fey and any system company.

4.EC13  K-BRINK WINDFARM LLC [EWG]

(a)  K-Brink Windfarm, L.L.C. ("K-Brink"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

K-Brink is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in K-Brink and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $928,050.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $998,870
Net income after taxes for 2004 = $47,753

(e)  There are no service, sales or construction contracts between K-Brink and any system company.

4.EC14  TG WINDFARM LLC [EWG]

(a)  TG Windfarm, L.L.C. ("TG"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

TG is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in TG and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,033,395.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,108,985
Net income after taxes for 2004 = $35,053

(e)  There are no service, sales or construction contracts between TG and any system company.

4.EC15  TOFTELAND WINDFARM LLC [EWG]

(a)  Tofteland Windfarm, L.L.C. ("Tofteland"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Tofteland is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 91% interest in Tofteland and the local owner has a 9% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $935,250.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,019,965
Net income after taxes for 2004 = $27,785

(e)  There are no service, sales or construction contracts between Tofteland and any system company.

4.EC16  WESTRIDGE WINDFARM LLC [EWG]

(a)  Westridge Windfarm, L.L.C. ("Westridge"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Westridge is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 92% interest in Westridge and the local owner has a 8% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $994,461.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,108,236
Net income after taxes for 2004 = $36,695

(e)  There are no service, sales or construction contracts between Westridge and any system company.

4.EC17  WINDCURRENT FARMS LLC [EWG]

(a)  Windcurrent Winds, L.L.C. ("Windcurrent"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone,
Minnesota 56164.

Windcurrent is a 1.9 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 2 Suzlon 950 kW wind turbines.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Windcurrent and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,036,868.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,081,581
Net income after taxes for 2004  = $43,272

(e)  There are no service, sales or construction contracts between Windcurrent and any system company.

4.EC18  CARSTENSEN WIND LLC [EWG]

(a)  Carstensen Wind, L.L.C. ("Carstensen"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Carstensen is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Carstensen and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,837
Net income after taxes for 2004 = $441

(e)  There are no service, sales or construction contracts between Carstensen and any system company.

4.EC19  GREENBACK ENERGY LLC [EWG]

(a)  Greenback Energy, L.L.C. ("Greenback"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Greenback is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Greenback and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,826
Net income after taxes for 2004 = $344

(e)  There are no service, sales or construction contracts between Greenback and any system company.

4.EC20  LUCKY WIND LLC [EWG]

(a)  Lucky Windfarm,  L.L.C. ("Lucky"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lucky is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Lucky and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,012,753
Net income after taxes for 2004 = $462

(e)  There are no service, sales or construction contracts between Lucky and any system company.

4.EC21  NORTHERN LIGHTS WIND LLC [EWG]

(a)  Northern Lights Wind,  L.L.C. ("Boeve"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Northern Lights is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Northern Lights and the local owner has a 1%
interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004  = $1,011,485
Net income after taxes for 2004 = $384

(e)  There are no service, sales or construction contracts between Northern Lights and any system company.

4.EC 22  STAHL WIND ENERGY LLC [EWG]

(a)  Stahl Wind Energy, L.L.C. ("Stahl"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Stahl is a 1.65 megawatt windpowered electric generation facility (the "Facility") located in southwestern
Minnesota, consisting of 1 Vestas American Wind Technology NM82 1.65 MW wind turbine.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Minnesota Wind LLC, owns a 99% interest in Stahl and the local owner has a 1% interest.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Minnesota Wind LLC, made a capital contribution of $1,000,000.

(d)  Capitalization or total equity for the period ending December 31, 2004 = $1,011,636
Net loss after taxes for 2004 = $339

(e)  There are no service, sales or construction contracts between Stahl and any system company.

                                               EDISON MISSION ENERGY

4.EME01  EME HOMER CITY GENERATION L.P. [EWG]

(a)  EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA  15748-8009

Homer City operates a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Edison Mission Holdings Co.; Edison Mission Holdings Co., through its wholly owned subsidiary
Mission Energy Westside, Inc., owns a 1% general partnership interest in Homer City and through its wholly owned subsidiary Chestnut Ridge Energy Company, owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Holdings Co.
in the amount of $1,363,948,000.

Guarantees:

In connection with the acquisition of Homer City, Homer City L.P. provided several surety bonds to the
Pennsylvania Department of Environmental Protection ("DEP").  The DEP requires operators of facilities in the
State of Pennsylvania to provide collateral bonds to the DEP for the purpose of guarantying reclamation obligations in the event the site is abandoned.  Safeco Insurance Company of America ("Safeco"), on behalf of
Homer City L.P., issued three surety bonds to the DEP in the aggregate amount of $7,119,168.  On September 14,
1999, EME provided a general indemnity to Safeco to indemnify them against all loss and expenses incurred by
Safeco in connection with the surety bonds.  In addition to the indemnification, Safeco demanded additional collateral for the surety bonds.  Therefore, on August 21, 2002, EME deposited $6,860,913 on November 4, 2004, in an account controlled by Safeco for additional collateral.  Both the collateral and the indemnity will stay in place until the surety bonds are replaced or another source of collateral is provided to the DEP.

On December 7, 2001, Homer City was sold to and leased back from eight special purpose vehicles.  Under this arrangement, the $830 million senior secured bonds were assumed by the eight special purpose vehicles.  These bonds will be serviced by a portion of the lease rental payments to be paid by Homer City L.P. to the new owners of Homer City.  In connection with the sale-leaseback, eight letters of credit, one for each Owner Lessor, in the aggregate amount of $35,350,600 were issued by Westdeutsche Landesbank Girozentrale, New York Branch and Credit
Suisse First Boston for the account of the Owner Lessors.  These letters of credit satisfied the requirement under the First Amended and Restated Indenture for the bonds to have a Debt Service Reserve Requirement in an amount equal to six months debt service projected to be due following a rent payment.  These letters of credit expired on April 1, 2002 and were replaced with eight letters of credit, one for each Owner Lessor, in the aggregate amount of $43,625,030 issued by Westdeutsche Landesbank Girozentrale, New York Branch.  These letters of credit are for a term of three years with an option to extend for an additional two years, provided Homer City has an investment grade rating.  As of December 31, 2004, Homer City is rated BB by S&P and Ba2 by Moody's.  The current six month debt service reserve requirement is $43,625,030.

Pursuant to eight Special Tax Indemnity Agreements executed in connection with the sale-leaseback, each dated as of December 7, 2001, with Homer City L.P. and General Electric Capital Corporation ("GECC"), EME agreed to indemnify GECC against certain tax losses which might arise either (i) as a result of the existence of certain provisions in the operative documents relating to the sale-leaseback transaction, or (ii) as a result of certain actions by Homer City L.P. during the term of the lease.

(d)  Capitalization or total equity = $727.5 million
Net loss after taxes for 2004 = ($13.4) million

(e)  Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services
Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City.  As of December 31,
2004, Edison Mission Energy Services, Inc. has received payment in the amount of $367,897 for services provided pursuant to the Agreement.

On June 28, 2000, Edison Mission Marketing & Trading, Inc. ("EMMT"), a wholly owned subsidiary of Edison Mission
Energy, entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase from and/or sell to Homer City, SO2 or NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility.  As of December 31, 2004, Homer City paid $26.1 million to EMMT for
Allowances.

EMMT entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase Energy (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point) from Homer City.  As of
December 31, 2004, Homer City paid $684,448 to EMMT for energy provided pursuant to the Agreement.

4.EME02  MIDWEST GENERATION, LLC. [EWG]

(a)  Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, IL
60605

Midwest owns and/or leases and operates 5,876 MW of generating capacity ("Facilities") acquired from Commonwealth
Edison Company and sells electric energy at wholesale.  Facilities consist of:

(a.1)  Six coal-fired plants located in Illinois totaling 5,645 MW:
542 MW Crawford plant in Chicago
326 MW Fisk plant in Chicago
789 MW Waukegan plant in Waukegan
1334 MW Joliet plant in Joliet
1092 MW Will County plant in Lockport
1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois [decommissioned 12/31/2004]

(a.3)  71 dual-fueled peaking units, totaling 899 MW, located at the Crawford, Fisk, Waukegan, Calumet, Joliet,
Electric Junction, Sabrooke, and Lombard Stations.  In September 2004, management completed an analysis of future competitiveness in the expanded PJM Interconnection, LLC marketplace in light of its small peaking units in
Illinois.  Based on this analysis and regulatory approvel, planning efforts are in progress to decommission six of its eight remaining small peaking units.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest
Holdings Co. ("Holdings") which owns 100% of Midwest, the exempt wholesale generator, and Midwest owns 100% of
Midwest Finance Corp.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Holdings in the amount of
$2,500,000,100.

Guarantees:
On March 22, 1999, EME entered into an Asset Sale Agreement to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Co. ("Com Ed") totaling 9,722 MW for a purchase price of $4,813,121,000.  This agreement was assigned to Midwest Generation, LLC, a wholly owned subsidiary of EME, on December 15, 1999, at the closing of the transaction.  Midwest Generation, LLC operates the plants, which are all located in Illinois.  Pursuant to the Asset Sale Agreement, EME agreed to unconditionally and irrevocably guarantee to ComEd and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the related agreements, including the transition power purchase agreements.
Pursuant to the Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison
Mission Midwest Holdings Co. and Edison Mission Energy, relating to Coal Purchase Contract and Railcar Lease
Agreement, EME and its affiliates receive the benefits of and are responsible for the liabilities under the agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party.
Commonwealth Edison Company acts as EME's agent with respect to the Unassigned Agreements and EME is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements.  The Unassigned Agreements
include:

(1)      Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994;
         Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997;
         Amendment No. 6 on January 1, 1997; Amendment No. 7 on February 1, 1999; Amendment No. 8; and Amendment
         No. 9 on January 1, 2003.

(2)      Railcar Lease Agreement dated July 15, 1993 between Commonwealth Edison Company and Society National
         Bank and related documents.

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and
Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion.  Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001.  Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co.  EME guaranteed the payments under a Guarantee dated August 24, 2000.

Pursuant to four Tax Indemnity Agreements, each dated as of August 17, 2000, EME agreed to indemnify the lessors against certain tax losses which might arise as a result of certain actions by Midwest during the term of the lease.

(d)  Capitalization or total equity = $2.7 billion
Net loss after taxes for 2004 = ($89.4 million)

(e)

Administrative services such as payroll, employee benefits programs and information technology, all performed by
Edison International or Edison Mission Energy, are shared among all affiliates of Edison

International, and the costs of these corporate support services are allocated to all affiliates, including
Midwest.  Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees.  In addition, Midwest sometimes directly requests services of Edison
International or Edison Mission Energy, and those services are performed for Midwest's benefit.  Labor and expenses of these directly requested services are specifically identified and billed at cost.  Midwest made reimbursements for the costs of these programs and other services, which amounted to $138.1 million for the year ended December 31, 2004.

Midwest entered into an agreement with Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities.  Under the terms of the agreement, Midwest reimburses Midwest Generation EME, LLC for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest requests, the amount negotiated for the task.  Actual costs billable under this agreement for the year ended December 31, 2004, were $6.1 million.

Midwest entered into an agreement with EMMT for the purchase and sale of energy and to provide services related to purchasing, transportation and storage of natural gas.  Under the terms of the agreement, EMMT pays Midwest for the actual price of energy contracted with third parties, less $.02/megawatt-hour.  Also under the terms of the agreement, Midwest pays EMMT a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest, plus the actual cost of the gas.  As of December 31, 2004, Midwest paid $1.8 million to EMMT pursuant to the agreement.

Midwest entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil.  Under the terms of the agreement, Midwest pays Edison
Mission Energy Services, Inc. a service fee of $0.06 for each ton of coal delivered to Midwest and $0.05 for each barrel of fuel oil delivered to Midwest, plus the actual cost of the commodities.  The amount billable under this agreement for the year ended December 31, 2004, was $1.1 million.

4.EME03  SUNRISE POWER COMPANY LLC (EWG)

(a)  Sunrise Power Company, LLC 50% [EWG], 12857 Sunrise Power Road, Fellows, CA 93224

Sunrise was constructed in two phases.  Phase 1 consists of a 320 MW simple-cycle peaking facility which became operational on June 27, 2001, and Phase 2, a combined-cycle gas-fired facility, converted the simple cycle peaking facility to a 572 MW combined cycle plant.  Phase 2 achieved commercial operation June 1, 2003.

Edison Mission Energy purchased Sunrise Power Company, a Delaware corporation  through its subsidiary Mission Del
Sol LLC, a Delaware limited liability company on November 17, 2000.

(b)    Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of
Mission Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission
Energy owns 100% of Mission del Cielo, Inc.; Mission del Cielo, Inc. owns 100% of Mission del Sol LLC; Mission del Sol LLC owns 50% of Sunrise Power Company LLC

(c)  None.

(d) Capitalization or total equity = $82.6 million
Net income after taxes for 2004 = $28.4 million

(e)  Edison Mission Operation & Maintenance, Inc. and Sunrise have entered into that certain Amended and Restated
Operation and Maintenance Agreement, dated as of June 25, 2001.  As of December 31, 2004, EMOM has received
$381,494 for providing O&M services to Sunrise.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Services Agreement with Sunrise, wherein EMMT provides fuel procurement and power management services to Sunrise.  As of December 31, 2004,
Sunrise paid $332,569 to EMMT for services rendered under this agreement.

4.EME04  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a)  Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41,
Brooklyn, NY 11205

EME sold its 50% interest in this facility effective as of March 31, 2004.

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial
Park in Brooklyn, New York.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration
Partners, L.P., the exempt wholesale generator.

(c)  Capital contributions made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., were in the amount of $12,758,043.  BNY completed a $407 million permanent non-recourse financing for the project
(the "Financing").  Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY.  Said indemnification has been assigned for the benefit of the senior lenders of the
Financing.  Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = $0
Net loss after taxes for 2004 = ($3.9 million)

(e)  Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in
Item (c) above, there are no contracts between BNY and any system company.

4.EME05  LOY YANG B JOINT VENTURE [FUCO]

(a)  Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

EME sold its 100% interest in this facility effective as of December 16, 2004.

LYBJV owns two coal-fired generating units with generator nameplate ratings of 500,000 kW each, located in the
Latrobe Valley in the State of Victoria, Australia (the "Project").  Unit 1 began commercial operation on
September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in
Loy Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns a 51% interest.  LPP is 1% owned by
Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership
(a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by
Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner).  Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V.
and 1% by Loy Yang Holdings Pty Ltd.  Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang
Holdings Pty Ltd, which is owned as described above.  Gippsland Power Pty Ltd.

owns the remaining 49% in LYBJV.  Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria Generation Ltd., which is 100% owned by EME Generation Holdings Ltd., which is 100%
owned by Mission Hydro Limited Partnership, which is 69% owned by MEC Wales BV, 30% owned by Mission Energy Wales
Company and 1% owned by Mission Hydro (UK) Limited.  All three partners to Mission Hydro Limited Partnership are
100% directly or indirectly owned by Edison Mission Energy.

(c)  In May 1997, Edison Mission Energy, through its indirect and direct subsidiaries, closed financing (the
"Financing") for the purchase of the remaining 49% of LYBJV.  The Financing was structured on a non-recourse basis.

Advance Opinion Undertaking - In the Advance Opinion Undertaking, EME is obligated to Chase Securities (as
Security Agent under the Project Facility) to cause to make available to the Project funds in an amount sufficient to pay income or capital gains taxes on assessments under the Australian income tax laws which materially and adversely affect (a) the Project, (b) the operating cash flow of the Project or (c) the ability to meet obligations to pay interest or repay principal or other amounts under the Project Facility (which result from an assessment which directly conflicts with certain tax assumptions expressed in the Advance Opinion from the Australian Tax Office).

On October 31, 2003, the existing EME Letter of Credit was retired and was replaced by one issued by Bank of
America on behalf of EME Australia Capital Pty Ltd., which is ultimately a wholly-owned subsidiary of MEC
International B.V., in favor of the Loy Yang B senior lenders, for the same amount.

LPP's and Gippsland's capital contribution = $50.8 million

(d)  LPP's and Gippsland's Equity = $0
LPP's and Gippsland's Net Income after taxes for 2004 = $44.9 million

(e)  An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy
Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract.  The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy
Holdings Pty Ltd.  As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services:  management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME06  FIRST HYDRO COMPANY [FUCO]

(a)  First Hydro Company ("FHC"), Bala House, St. David's Park, Deeside, Flintshire, Wales CH5 3XJ

EME sold its 100% interest in this facility effective as of December 16, 2004.

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088 MW.  These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings Ltd., which in turn owns 100% of FHH No. 1 Limited, which owns
99% of First Hydro Holdings Company, which directly owns 99% of FHC and indirectly through its wholly owned subsidiary First Hydro Finance plc owns the remaining 1% of FHC; (ii) wholly owned Mission Energy Holdings
International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or
100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of
Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company through its 100%
interest in FHH No. 2 Limited and indirectly owns the remaining 99% of First Hydro Holdings Company through its
1%GP interest in Mission Hydro Limited Partnership, Mission Hydro Limited Partnership owns 100% of EME Generation
Holdings Limited, which owns 100% of FHH No.

1 Limited, which in turn owns 99% in first Hydro Holdings Company, which in turn owns 100% of First Hydro Finance plc, which owns the remaining 1% of FHC, and (iii) the wholly owned subsidiary Mission Energy Holdings
International, Inc. owns 99.97% of MEC International B.V. (see above for remaining 0.03%), which directly owns
100% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership, which in turn owns 100%
of EME Generation Holdings, Ltd., which owns 99% of First Hydro Holdings Company through its wholly owned subsidiary FHH No. 1 Limited; First Hydro Holdings Company owns 100% of First Hydro Finance plc, which owns 1% of
FHC the foreign utility company.

(c)  First Hydro Company ("FHC"), an indirect wholly owned subsidiary of EME, generates, markets and enters into contracts for the purchase and sale of electricity.  EME provides credit support to FHC in the form of guarantees and letters of credit with respect to FHC's obligations arising out of these transactions.  Following the downgrade of EME on October 1, 2002, Edison Mission Operation & Maintenance Limited, an indirect wholly owned subsidiary of EME ("EMOML") is providing credit support to FHC in the form of letters of credit, which replaced the credit support provided by EME.  Presently, EMOML is obligated to reimburse drawings under letters of credit in an aggregate amount of $48.9 million.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $38.6 million

(e)  There are no contracts between FHC and any system company.

4.EME07  CBK POWER COMPANY LTD.  [FUCO]

(a)  CBK Power Company Limited, a Philippine limited partnership ("CBK"), 1701 One Magnificent Mile Building, San
Miguel Avenue, Ortigas Center, Pasig City, Philippines

EME sold its 50% interest in this facility effective as of January 10, 2005.

Upon completion of all rehabilitation, upgrading and construction of 4 hydroelectric power plants known as
Caliraya, Botocan and Kalayaan I and II, and related civil structures located in the province of Laguna, Republic of the Philippines, have a combined capacity of 792 MW.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission  Millennium B.V. which owns 100% of EME Kalayaan B.V. and EME Caliraya
B.V.; EME Kalayaan B.V. owns 1% GP of CBK and EME Caliraya B.V. owns 49% LP of CBK.

(c)  Capital invest as of December 31, 2004
      Payment to IMPSA under General Engineering services = $20 million
      Equity contribution = $58.2 million

(d)  Capitalization or total equity = $107.2 million
Net income after taxes for 2004 = $7.0 million

(e)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $911,000.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $973,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per

year escalated according to US Producers Price Index.  CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management
Fee plus bonus.  There are no consequential damages.

4.EME08  KALAYAAN POWER MANAGEMENT CORPORATION (FUCO)

(a)  Kalayaan Power Management Corporation, a Philippines Corporation, NPC Compound, Kalayaan, Province of
Laguna, Philippines

EME sold its 100% interest in this facility effective as of January 10, 2005.

Kalayaan Power Management Corporation ("Kalayaan PMC"), Kalayaan PMC is to provide operation and services for CBK
Power Company Limited ("CBK") which has rehabilitated and upgraded four hydroelectric power plant projects in the province of Laguna, Republic of the Philippines.  Under the terms of a management and technical services contract between CBK and this project, this project has the total installed capacity of 792 MW, as follows:  (1) the
Kalayaan I facility, a pumped storage facility with two turbine pump units with a total of 362 MW; (2) the
Kalayaan II facility, another pumped storage facility, was constructed consisting of two pump units for a total of 369 MW; (3) the Caliraya hydroelectric facility was upgraded to divert water into two 19.37 MW units, for a total of 38.74 MW; and (4) the Botocan facility was upgraded to divert water into two 10.6 MW units, for a total of 22.2 MW.  Each power plant included auxiliary equipment and interconnecting transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares).  MECI owns 100% of Edison Mission Operation and Maintenance
Services B.V., which owns 50% of Kalayaan Power Management Corporation.

(c)  Capital invest as of December 31, 2004 = $0.1 million

(d)  Capitalization or total equity = $0.3 million
Net income after taxes for 2004 = $0.1 million

(c)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $911,000.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $973,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME09  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a)  Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

EME sold its 50% interest in this facility effective as of December 16, 2004.

IVPC developed 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of
660 kW and 600kW turbines and associated equipment in the following comunes (townships):  (1) 47 turbines totaling 30 MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and Monteverde;
(3) 41 turbines totaling 27.06 MW in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6) 30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto; (8) 30
turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba; (10) 34 turbines totaling 22.44 MW in Avigliano; and (11) 14 turbines totaling 9.24 MW in Roseto.  The projects include transmission lines connecting the generating facilities to the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects.  IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600
kW turbines and associated equipment.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) ("EMWP"), which owns
50% of IVPC, the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through Edison Mission Wind Power was $55.7 million.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from
IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein, referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which
IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

(c.1)  (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and (b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC
International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to
50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior
Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $12.9 million

(e)  There are no services contracts between IVPC and any system company.

4.EME10  CONTACT ENERGY LIMITED [FUCO]

(a)  Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington,
New Zealand

EME completed the sale of its 51.2% interest in this facility effective as of September 30, 2004.

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirect, wholly owned subsidiary of Edison
Mission Energy entered into agreements with the government of New Zealand to acquire 40% of Contact.  Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW.  Contact also supplies gas and electricity to customers in New Zealand and has a minority interest in a power project in Australia.  The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May
1999.  In December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by  Mission Energy Pacific Holdings
(formerly EME Pacific Holdings ("Pacific").

 (b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Atlantic Holdings Limited, which owns 100% of EME Ascot Limited, which owns 100% of
EME Buckingham Limited, which owns 100% of EME Precision B.V., which owns 100% of Mission Energy Universal
Holdings [formerly EME Universal Holdings], which now owns 0.624% of Contact and 100% of Mission Energy Pacific
Holdings [formerly EME Pacific Holdings], which now owns 50.598% of Contact, the foreign utility company.  EME, through its subsidiaries, now owns 51.2% of Contact.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Project
Company, in the amount of $467 million.

In December 2000, EME Taupo transferred its 40% interest in Contact to Pacific as part of a global restructuring of Edison Mission Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison
Mission Energy entered into a Deed of Covenant in favor of the institutional subscriber of (NZ)$160 million of the preferred stock issued by EME Taupo in May 1999.  This Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.  In June of 2001, the existing EME Taupo and Pacific redeemable preference shares were redeemed and Pacific issued new redeemable preference shares.

The redemption of the NZ$400 million preferred stock was funded by the issue of preferred stock through Mission
Contact Finance Limited and also by borrowings from CSFB for the US dollar equivalent of NZ$386,523,000.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $39.2 million

(e)  There are no service, sales or construction agreements between Contact and any system company.

4.EME11  TRI ENERGY COMPANY LIMITED [FUCO]

(a)  Tri Energy Company Limited ("Tri Energy"), 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi,
Bangkok 10320 Thailand

EME sold its 25% interest in this facility effective as of February 3, 2005.

Tri Energy's facilities consist of a 700 MW gas turbine combined cycle facility located in Ratchaburi Province, west of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.  Tri Energy became operational on June 30,
2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23.3 million.

(d)  Capitalization or total equity = $20.4 million
Net income after taxes for 2004 = $4.4 million

(e)  Edison Mission Energy Asia Pacific Pte Ltd. ("EME Asia") and Tri Energy have entered into an Onshore Service
Agreement and an Offshore Service Agreement.  Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to Tri Energy for a fixed annual fee of
$385,000.  Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis.  As of December 31, 2004, EME Asia has received payment of
$300,000.

4.EME12  IBERICA DE ENERGIAS, S.A. [FUCO]

(a)  Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EME sold its 100% interest in these facilities effective as of December 16, 2004.

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%.

 (c)  The capital contribution made by Edison Mission Energy through its subsidiary Iberian Hy-Power Amsterdam
B.V. was $21,992,654.  In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from
Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly

Compagne Generale des Eaux).  Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V.  Compagne
Generale des Eaux is a French water utility company.  EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.  During 1996, the five facilities previously owned by
Compania Mediterranea de Energias, S.A., were merged into Iberica.  Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.  During 1997, EH, Hidroelectrica de Sossis S.A. and Hidroelectrica
de Olvera S.A. were merged into Iberica.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-resource project financing.  Consideration to
Vivendi for the acquisition of Iberica and Mediterranea included the assumption of Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003.  On September 30, 2003, the loan wasrepaid to Vivendi in full.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $5.6 million

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2004, EMESA has paid Iberica $582,000 for services rendered under this management fee arrangement.

4.EME13  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a)  Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EME sold its 100% interest in this facility effective as of December 16, 2004.

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza.  The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

 (c)  The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $63,266.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.7 million

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2004, EMESA has paid Iberica $582,000 for services rendered under this management fee arrangement.

4.EME14  PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a)  Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), James Court, Kwinana Beach 6167,
Western Australia.

EME sold its 70% interest in this facility effective as of December 16, 2004.

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a
116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum
Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with PPP's wholesale purchaser, Western Power Corporation.  KPP commenced operation in December 1996.  On August 11, 2000, KPP sold 30% of the facilities and obligations related to the facilities to SembCorp Energy (Kwinana) Pte Ltd. (SembCorp).  KPP and SembCorp simultaneously formed PPP, a partnership to directly own the facilities.  SembCorp owns a 30% partnership interest in PPP, and KPP owns a 70%
partnership interest.  The partners of KPP continue to be MEC Perth B.V. (99%) and Mission Energy (Kwinana) Pty
Ltd. (1%).

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Perth B.V.; MEC Perth B.V. owns 99% of KPP, which owns 70% of PPP, the foreign utility company.  MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison Mission Energy
Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1% of KPP, which owns 70% of PPP, the foreign utility company.

(c)  The only outstanding guarantee by Edison Mission Energy or a subsidiary in relation to PPP is the Guarantee and Indemnity dated March 21, 1995, between KPP and Edison Mission Operation & Maintenance, Inc. ("MOMI
Guarantee") (assigned to PPP on August 11, 2000). The MOMI Guarantee is given to Edison Mission Operation &
Maintenance, Inc. to guarantee the operations of Edison Mission Operations (Kwinana) Pty Ltd under the Kwinana
Operation and Maintenance Agreement dated March 21, 1995.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.7 million

(e)  The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Ltd and KPP (assigned to PPP pursuant to Assumption Deed dated August 8, 2000).  Under the Administrative Support
Agreement, Edison Mission Energy Holdings Pty Ltd agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the
Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement ("OMA") between Mission Operations (Kwinana) Pty Limited and KPP dated
March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.)  The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison
Mission Operation & Maintenance Kwinana Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment.  EMOK received $456,000 in compensation as operator in 2004.

Under the Professional and Administrative Services Agreement ("PASA") between EMOK and Edison Mission Energy
Holdings Pty Ltd. ("EMEH") dated March 17, 1995, EMEH agrees to provide professional and administrative services
(e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA.  EMEH received $0 in compensation under the PASA in 2004.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc ("EMOMI") and
Edison Mission Operation & Maintenance Pty Ltd dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA.  EMOMI received $0 in compensation under the TSA in 2004.

4.EME15  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]

(a)  Doga Enerji Uretim Sanayi ve Ticaret L.S. ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt,
Istanbul, Turkey

Doga's facility used for the generation, transmission, or distribution of electric energy for sale consists of a
180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey.  Doga became operational in May 1999.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga, the foreign utility company.

(c)  In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme ve Bakim Ticaret L.S. (as operator) to Doga under the Operation and Maintenance
Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the
EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by Edison Mission Energy through MEC Esenyurt B.V. was $31.4 million.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $3.7 million

(e)  There are no contracts between Doga and any system company.

4.EME16  PT. PAITON ENERGY [FUCO]

(a)  PT. Paiton Energy ("Paiton"), Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java,
Indonesia

EME sold its 45% interest in this facility effective as of December 16, 2004.

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast
Java coast, both of which achieved commercial operation during 1999.  Each unit has a nominal net design capacity of 605 MW and is comprised of a boiler and steam turbine generator with ancillary facilities.  The two units share a control room.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International
Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 44.7% of PT. Paiton
Energy, the foreign utility company.

 (c)  Capital contribution made by Edison Mission Energy through its subsidiary MEC Indonesia B.V. was in the amount of $125,694,200.  Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC
International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

The project is financed by multiple credit facilities (the "Credit Facilities"), of varying terms and tenor, provided by the Export-Import Bank of the United States, the Japan Bank for International Cooperation, Overseas
Private Investment Corporation and commercial banks.  The project also contains financing indirectly provided by the proceeds of $180,000,000 of bonds issued in reliance upon Rule 144A.

The following is a listing of the various obligations of EME with respect to the Paiton Project:

         Guarantees Related to Equity Infusion.  EME and its wholly-owned affiliates (MEC International, B.V.,
MEC International Holdings, B.V. and MEC Indonesia (the "Mission Affiliates")) have undertaken the following obligations:

         Equity Support Guarantee.  EME and the Mission Affiliates have guaranteed payment of 47.06% of PE's obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton
         Project.  EME and the Mission Affiliates' obligations are $320,008,000 for base equity (as of
         December 31, 1999 these obligations had been fully funded), $82,355,000 for overrun equity (as of
         September 30, 2000, this amount had been fully funded), and $58,825,000 for contingent overrun equity
         (as of December 31, 2003, $14,067,784 remains outstanding).  The total EME/Mission Affiliates'
         commitment is $461,188,000.

         (a)      Overrun Equity.  Overrun Equity in the amount of $82,355,000 (EME/Mission Affiliates' portion)
                  is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

         (b)      Contingent Overrun Equity.  Contingent Overrun Equity in the amount of $58,825,000 (EME/Mission
                  Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun
                  Equity has been fully utilized.

         (c)      BHP Loans.  EME has agreed to lend 47.06% of the equity amount required to be contributed by
                  P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in PE
                  (the "BHP Loans").  The BHP Loans are to be repaid out of PE dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years.  The BHP Loan obligation is included in EME's Equity
                  Support Agreement commitment and accounts for $21,459,360 of that obligation.  This obligation has been fully funded.

(d)  Capitalization or total equity = $0
Net loss after taxes for 2004 = $36.9 million

(e)  Edison Mission Energy Asia Pte Ltd., a wholly owned subsidiary of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services.  The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance
Indonesia ("PTEMO&M"), another indirect subsidiary of Edison Mission Energy.  PTEMO&M has received $15.9 million in fees from Paiton in 2004.

4.EME17  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

EME sold its 49% interest in this facility effective as of December 16, 2004.

ISAB's facilities consist of a 512 MW integrated gasification and combined cycle power plant, located in Priolo
Gargallo, 8 kilometers from Siracusa, Sicily.  ISAB became operational in April 2000.

 (b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 100% of MEC Priolo B.V.; MEC Priolo B.V. owns 49% of ISAB, the foreign utility company.

(c)  In connection with the refinancing of ISAB in June 2000, (i) the partners agreed to reduce the equity and subordinated debt required from 25% of project costs to 10%, and (ii) Edison Mission Energy guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into
ISAB equity and subordinated debt totaling $45,133,150.   In connection with the financing of ISAB, Edison
Mission Operation & Maintenance, Inc. ("EMOMI") pursuant to a guarantee (the

"EMOMI Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services' financial obligations (as the operator) to ISAB under the Operation and
Maintenance Agreement for the operation and maintenance of the power plant.  The maximum payable by EMOMI under the EMOMI Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).  Deasphalter O&M (capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $39.2 million

(e)  ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management).  Under this agreement, EMEL has received compensation in the amount of $0 for 2004.

Mission Energy Italia s.r.l. ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997
(amended October 1, 2000), wherein MEI seconds certain of its employees to ISAB to assist in areas related to
ISAB's business (i.e., project control and general management).  Under this Secondment Agreement, MEI has received $16,000 for the year ended December 31, 2004.

EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997 (amended October 1, 2000), wherein EMEL provides activities to ISAB in the areas which include the following:  financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts.  During 2004, EMEL has received $873,000 under this Sponsor Support Agreement.

4.EME18  DERWENT COGENERATION LIMITED [FUCO]

(a)  Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X 5DH England

EME sold its 33% interest in this facility effective as of December 16, 2004.

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent, the foreign utility company.

 (c)  Total capital contribution = $3.3 million

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $2.4 million

(e)  Edison Mission Services Limited (formerly Mission Energy Services Limited) ("EMSL") provided construction management services to Derwent throughout the construction phase of the project and is now the operator of the facility.  EMSL is to receive a fee of $3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.  EMSL received $2.3 million in fees in 2004.

4.EME19  LAKELAND POWER LTD. [FUCO]

(a)  Lakeland Power Ltd. ("Lakeland"), Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPQ

Lakeland's facilities consist of a 220 MW gas-fired combined cycle electricity generation plant.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company
(UK) Limited owns 99% of Pride Hold Limited.  Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Pride Hold Limited was $0.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $0

(e)  There are no contracts between Lakeland and any system company.

4.EME20  ECOELECTRICA LP [FUCO]

(a)  EcoElectrica L.P. ("EcoElectric"), a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite
902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico 00918

EME sold its 50% interest in this facility effective as of December 16, 2004.

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tanks, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico.
EcoElectrica also owns and operates: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline, a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa
Sur Power Plant.  EcoElectrica became operational in March 2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH; EME del Caribe Holding GmbH owns 100% of EME del Caribe; EME del Caribe owns 50% of EcoElectrica Holdings, Ltd.;
EcoElectrica Holdings, Ltd. owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica S.a.r.l. in the amount of $258 million.

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

EcoElectrica entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which
EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site.  This indemnity obligation was guaranteed by
Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the
"UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

(d)  Capitalization or total equity = $0
Net income after taxes for 2004 = $24.0 million

(e)  Assignment and Assumption Agreement:  On October 31, 1997, KES Bermuda, Inc. and EcoElectrica entered into that certain Administrative Services Agreement pursuant to which KES Bermuda, Inc. receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica.  As of December 23, 1998, KES Bermuda,
Inc. assigned its rights, title and interests under said agreement to EME del Caribe.  As of December 31, 2004,
EME del Caribe has received $678,000 for providing services to EcoElectrica.

                                                     EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE
CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR,
TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS
SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2004, and consolidating balance sheets as of December 31, 2004, for the claimant and its subsidiary companies will be filed by amendment to this Form U-3A-2 as soon as available, but not later than March 18, 2005.

                                                     EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING
COMPANY SYSTEM.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2005.

                                                     EDISON INTERNATIONAL

                                                     By:      /s/ Barbara Mathews
                                                              --------------------------
                                                              Barbara E. Mathews
                                                              Associated General Counsel

Corporate Seal
Attest:

/s/ Bonita J. Smith
---------------------
Bonita J. Smith
Assistant Secretary

NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE
ADDRESSED:
Barbara E. Mathews                      Associate General Counsel
-----------------------------------------------------------------
      (Name)                                    (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                          (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #4 Dam 7                            Fresno & Madera                                              350
(fishwater generator)

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool - Res.                           Madera                                                       937
(fishwater generator)

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,016,187
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,570
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                26,280

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,675
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,175

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

San Gorgonio #1*                              Riverside             1        12/05/1923                      0

San Gorgonio #2*                              Riverside             1        12/17/1923                      0
(Slated for decommissioning)
Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800
                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  3,100
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2*                                San Bernardino        1        08/03/1904                      0

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,750
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,840

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532
*Not operational; currently being decommissioned.

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250

Rush Creek                                    Mono                  1        10/17/1916                  5,850
                                                                    2        12/11/1917                  7,161
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                13,011

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   161,283
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,177,470
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,235,818
                                                                                               ================

ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

EDISON CAPITAL
--------------

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de Oruro S.A.

4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust

4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust

4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%

4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%

4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%

4.EC08  STORM LAKE POWER PARTNERS I LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%
---
04              Edison Capital Housing Investments
05                 Mission Housing Gamma
05                    Storm Lake Partners I LLC 1%

4.EC09  BISSON WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Bisson Windfarm LLC 95%

4.EC10  BOEVE WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Beove Windfarm LLC 99%

4.EC11  CG WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        CG Windfarm LLC 99%

4.EC12  FEY WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Fey Windfarm LLC 99%

4.EC13  K-BRINK WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        K-Brink Windfarm LLC 99%

4.EC14  TG WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        TG Windfarm LLC 99%

4.EC15  TOFTELAND WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Tofteland Windfarm LLC 91%

4.EC16  WESTRIDGE WINDFARM LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Westridge Windfarm LLC 92%

4.EC17  WINDCURRENT WINDFARMS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Windcurrent Windfarms LLC 99%

4.EC18  CARSTENSEN WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Carstensen Wind LLC 99%

4.EC19  GREENBACK ENERGY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Greenback Energy LLC 99%

4.EC20  LUCKY WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Lucky Wind LLC 99%

4.EC21  NORTHERN LIGHTS WIND LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Northern Lights Wind LLC 99%

4.EC 22  STAHL WIND ENERGY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Mission Minnesota Wind LLC
06                        Stahl Wind Energy LLC 99%

EDISON MISSION ENERGY
---------------------

4.EME01  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Chestnut Ridge Energy Company
06                        EME Homer City Generation L.P. (99%LP)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Mission Energy Westside, Inc.
06                        EME Homer City Generation L.P. (1%GP)

4.EME02  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Midwest Generation EME, LLC
05                    Edison Mission Midwest Holdings Co.
06                        Midwest Generation, LLC

4.EME03  SUNRISE POWER COMPANY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission del Cielo, Inc.
05                    Mission del Sol, LLC
06                        Sunrise Power Company, LLC (50%)

4.EME04  BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy New York, Inc.
05                    Brooklyn Navy Yard Cogeneration Partners, LP (50%)

4.EME05  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06A                       Latrobe Power Pty Ltd (99%)
07A                          Mission Victoria Partnership (52.31%)
08A                             Latrobe Power Partnership (99%)
09A                                 Loy Yang B Joint Venture (51%)
---
06B                       Loy Yang Holdings Pty Ltd
07B                          Edison Mission Energy Holdings Pty Ltd
08B                             Edison Mission Energy Australia Ltd
09B                                 Latrobe Power Partnership (1%)
10B                                    Loy Yang B Joint Venture (51%)
---
06C                       Loy Yang Holdings Pty Ltd
07C                          Latrobe Power Pty Ltd (1%)
08C                             Mission Victoria Partnership (52.31%)
09C                                 Latrobe Power Partnership (99%)
10C                                    Loy Yang B Joint Venture (51%)
---

06D                       Loy Yang Holdings Pty Ltd
07D                          Mission Energy Ventures Australia Pty Ltd
08D                             Mission Victoria Partnership (1%)
09D                                 Latrobe Power Partnership (99%)
10D                                    Loy Yang B Joint Venture (51%)
---
06E                       Loy Yang Holdings Pty Ltd
07E                          Traralgon Power Pty Ltd (1%)
08E                             Mission Victoria Partnership (46.69%)
09E                                 Latrobe Power Partnership (99%)
10E                                    Loy Yang B Joint Venture (51%)
---
06F                       Traralgon Power Pty Ltd (99%)
07F                          Mission Victoria Partnership (46.69%)
08F                             Latrobe Power Partnership (99%)
09F                                 Loy Yang B Joint Venture (51%)
---
06G                       Mission Energy Company (UK) Limited
07G                          Mission Hydro (UK) Ltd
08G                             Mission Hydro Limited Partnership (1%)
09G                                 EME Generation Holdings Ltd
10G                                    EME Victoria Generation Ltd
11G                                       Mission Energy Development Australia Pty Ltd
12G                                          Gippsland Power Pty Ltd
13G                                              Loy Yang B Joint Venture (49%)
---
06H                       MEC Wales B.V. (100%)
07H                          Mission Hydro Limited Partnership (69%)
08H                             EME Generation Holdings Ltd
09H                                 EME Victoria Generation Ltd
10H                                    Mission Energy Development Australia Pty Ltd
11H                                       Gippsland Power Pty Ltd
12H                                          Loy Yang B Joint Venture (49%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           EME Victoria Generation Ltd
08                              Mission Energy Development Australia Pty Ltd
09                                  Gippsland Power Pty Ltd
10                                     Loy Yang B Joint Venture (49%)

4.EME06  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06J                       Mission Energy Company (UK) Limited
07J                          Mission Hydro (UK) Ltd
08J                             Mission Hydro Limited Partnership (1%)
09J                                 EME Generation Holdings Ltd
10J                                    FFH No. 1 Limited
11J                                       First Hydro Holdings Company (99%)
12J                                          First Hydro Company (99%)
---

12J                                          First Hydro Finance plc
13J                                              First Hydro Company (1%)
---
06K                       MEC Wales B.V. (100%)
07K                          Mission Hydro Limited Partnership (69%)
08K                             EME Generation Holdings Ltd
09K                                 FFH No. 1 Limited
10K                                    First Hydro Holdings Company (99%)
11K                                       First Hydro Company (99%)
---
11K                                       First Hydro Finance plc
12K                                          First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           FFH No. 1 Limited
08                              First Hydro Holdings Company (99%)
09                                  First Hydro Company (99%)
---
09                                  First Hydro Finance plc
10                                     First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Mission Hydro (UK) Ltd
08                              FFH No. 1 Limited
09                                  First Hydro Holdings Company (1%)
10                                     First Hydro Company (99%)
---
10                                     First Hydro Finance plc
11                                        First Hydro Company (1%)

4.EME07  CBK POWER COMPANY LTD.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Millennium B.V.
07                           EME Caliraya B.V. (75%)
08                              CBK Power Company Ltd. (49%)
---
07                           EME Kayalaan B.V.
08                              CBK Power Company Ltd. (1%)

4.EME08  KALAYAAN POWER MANAGEMENT CORPORATION  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy

04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Operation and Maintenance Services B.V.
07                           Kalayaan Power Management Corporation (50%)

4.EME09  ITALIAN VENTO POWER CORPORATION 4 S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Wind Power Italy B.V.
07                           Italian Vento Power Corporation 4 S.r.l. (50%)

4.EME10  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Atlantic Holdings Limited
07                           EME Ascot Limited
08                              EME Buckingham Limited
09                                  EME Precision B.V.
10                                     Mission Energy Universal Holdings
11                                        Mission Energy Pacific Holdings
12                                           Contact Energy Limited (50.598%)
---
10                                     Mission Energy Universal Holdings
11                                        Contact Energy Limited (0.624%)

4.EME11  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Tri Gen B.V.
07                           Tri Energy Company Limited (25%)

4.EME12  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*

05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
---
07                        Iberica de Energias (3.35%)

4.EME13  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
09                                  Electrometalurgica del Ebro, S.A. (91.32%)
--
07                           Iberica de Energias, S.A. (3.35%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

4.EME14  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Perth B.V. (100%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Loy Yang Holdings Pty. Ltd.
07                           Edison Mission Energy Holdings Pty. Ltd.
08                              Mission Energy (Kwinana) Pty. Ltd.
09                                  Kwinana Power Partnership (1%)
10                                     Perth Power Partnership (70%)

4.EME15  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company

03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Esenyurt B.V. (100%)
07                           Doya Enerji Uretim Sanayi ve Ticaret L.S. (80%)

4.EME16  PT. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Indonesia B.V. (99%)
07                           P. T. Paiton Energy Company (40%)
---
06                        MEC International Holdings B.V.
07                           MEC Indonesia B.V. (1%)
08                              P. T. Paiton Energy Company (40%)

4.EME17  ISAB ENERGY, S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Priolo B.V. (100%)
07                           ISAB Energy, s.r.l. (49%)

4.EME18  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Derwent Cogeneration Limited (33%)

4.EME19  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Pride Hold Limited (99%)
08                              Lakeland Power Limited
---
06                        Pride Hold Limited (1%)
07                           Lakeland Power Limited

4.EME20  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company

03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EcoElectrica S.a.r.l.
07                           EME del Caribe Holding GmbH
08                              EME del Caribe
09                                  EcoElectrica Holdings, Ltd. 50%
10                                     EcoElectrica Ltd.
11                                        Ecoelectrica LP (1%)
---
10                                     Ecoelectrica LP (99%)

*  Mission Energy Holdings International, Inc. directly owned 99.97% (100% of the Class A shares) of MEC
International B.V. ("MECI") and indirectly owned 0.02% of MECI through its wholly owned subsidiaries EME UK
International LLC, which owned 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owned 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owned 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.